ARTICLES OF AMENDMENT OF

PLATINUM SOLUTIONS, INC.

ONE

The name of the Corporation is PLATINUM SOLUTIONS, INC.

TWO

The number of outstanding shares in the above corporation is increased from 2,000 shares to 100,000 shares.

THREE

The foregoing amendment was adopted June 12, 2000.

FOUR

The amendment was adopted by unanimous consent of the shareholders.

The undersigned declares that the facts herein stated are true as of June 13, 2000.

PLATINUM SOLUTIONS, INC.

BY:	/s/Adam C. Rossi
ADAM C. ROSSI, PRESIDENT

ARTICLES OF INCORPORATION

OF

PLATINUM SOLUTIONS, INC.

I hereby associate to form a Corporation under the provisions of Chapter 9, Title 13.1 of the 1950 Code of Virginia, as amended, and to that end set forth the following:

FIRST:     The name of the Corporation is PLATINUM SOLUTIONS, INC..

SECOND:     The existence or duration of the Corporation is perpetual.

THIRD:     The Corporation is organized for the following purposes:

a.   To service in a consulting capacity and provide technical, financial or managerial assistance to both private industry and the federal government. Further to provide any consulting services not prohibited by law.

b.   To purchase, lease, erect, remodel, decorate or lease or otherwise dispose of, any and all properties, real or otherwise acquire, exchange, sell, own, maintain, develop and improve personal.

c.   To borrow money for the business of the corporation and to issue bonds, notes and other obligations, and to secure the same by pledge or mortgage of the whole or any part of the property of the corporation, either real or personal, or to issue bonds, notes, debentures or other obligations incident to any such security, and to sell or pledge such bonds, notes or other obligations for its proper corporate purposes.

FOURTH:   This Corporation shall be authorized to exercise and enjoy all other powers, rights, and privileges granted by the Virginia Stock Corporation Act, to corporations organized thereunder, and all the powers conferred by all acts heretofore or hereafter amendatory of or supplemental to the Act, and the enumeration of certain powers, rights or privileges granted or conferred by the Act now or hereafter in force; provided, however, that nothing herein contained shall be deemed to authorize or permit this Corporation to carry on any business, to exercise any power, or to do any act which a corporation formed under that Act may not at the time lawfully carry on or do.

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FIFTH:   The total authorized capital stock of the Corporation shall consist of 2000 shares, which shall be classified as common stock, of the par value of $1.00 per share with identical rights and privileges, the transfer of which is restricted according to the Bylaws of the Corporation.

SIXTH:   The Corporation's initial registered office address is 2965 Chain Bridge Road, Oakton, Virginia 22124. The registered office is in the County of Fairfax. The initial registered agent is George E. Bitner, who is a resident of Virginia, a member in good standing of the Virginia State Bar, and whose business office is the same as the registered office of the corporation.

SEVENTH:   The number of directors which shall constitute the full Board of Directors shall be such as from time to time shall be fixed by, or in the manner provided in the By-Laws, and in the absence of a By-Law fixing the number of directors, the number shall be one (1). The number of directors constituting the initial Board of Directors of the Corporation is one (1) and the name and mailing address of each person who is to serve as director until the first annual meeting of stockholders, or until his successor is elected and qualified is:

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Adam c. Rossi

10465 White Granite Court

Oakton, Virginia 22124

EIGHTH:   In furtherance and not in limitation of the powers otherwise conferred, the Board of Directors of the Corporation is expressly authorized:

a.   To exercise in behalf of the Corporation all powers held by it except as otherwise provided herein, or by amendments hereto, or by the laws of Virginia or by the By-Laws of the Corporation.

b.   To make, amend, or repeal the By-Laws of the Corporation, including By-Laws fixing or changing the number of directors, subject however, to the power vested in and reserved to the stockholders having general voting power, to modify or rescind any such action by affirmative vote or written order, direction, or consent of the holders of a majority of the outstanding stock of the Corporation having general voting power, which power of modification and rescission is vested in and reserved to such stock holders.

NINTH: Each director and officer (and his heirs, executors, and administrators) shall be indemnified by the Corporation against reasonable costs and expenses incurred by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been a director or Officer of the Corporation, except in relation to any action, suits, or proceeding in which he has been adjudged liable because of negligence or misconduct, which shall be deemed to mean willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office. Amounts paid in settlement shall not exceed costs, fees and expenses which would have been reasonably incurred if the action, suit, or proceeding had been litigated to a conclusion. The foregoing rights and indemnification shall not be exclusive of any other rights to which the officers and directors may be entitled according to law.

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TENTH: An amendment to these Articles shall be adopted upon receiving the affirmative vote of the holders of the majority of outstanding shares voted.

GIVEN UNDER MY HAND THIS 23rd day of August, 1999.

/s/George E. Bitner	(Seal)
GEORGE E. BITNER
INCORPORATOR

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